EXHIBIT 99.1

PGT Announces Completion of Rights Offering

NORTH VENICE, Fla., Sept. 8, 2008 (GLOBE NEWSWIRE) -- PGT, Inc. (Nasdaq:PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, today announced that as of September 4, 2008 at 5:00 p.m., Eastern Daylight Time, it completed its previously announced offering to holders of record of its common stock as of the close of business on August 4, 2008, of non-transferable subscription rights to purchase up to 7,082,687 shares of common stock at a subscription price of $4.20 per share. The rights offering is fully subscribed.

PGT will receive gross proceeds of approximately $29.7 million in the rights offering. Proceeds to PGT, after payment of fees and expenses incurred in connection with the rights offering and the recent amendment to PGT's Credit Agreement, will be used to repay a portion of the outstanding indebtedness under its Credit Agreement.

About PGT:

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is one of the largest window and door manufacturers in the United States. Founded in 1980, the company employs approximately 1,500 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Venice, FL, Salisbury, NC and Lexington, NC. Sold through a network of over 1,300 independent distributors, the Company's total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market, which includes the Caribbean, South America and Australia. PGT's product line includes PGT(R) Aluminum and Vinyl Windows and Doors; WinGuard(R) Impact-Resistant Windows and Doors; PGT(R) Architectural Systems; and Eze-Breeze(R) Sliding Panels. PGT Industries, Inc. is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

The PGT, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4199

Forward-Looking Statements

Statements in this news release which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions, or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted. PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company's revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy. PGT, Inc. may not succeed in addressing these and other risks. Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

CONTACT:  PGT, Inc.
          Jeffrey T. Jackson, Executive Vice President and CFO
          941-486-0100, ext. 22786
          jjackson@pgtindustries.com